Cytomedix Retires All Angel Acquisition Debt with New Loan and Equity Financing

Reduces Debt Service Payments by 90% over Next Twelve Months

GAITHERSBURG, Md. (May 2, 2011) – Cytomedix, Inc. (OTC/BB: CMXI) (the “Company”), a leading developer of biologically active regenerative therapies for wound care, inflammation and angiogenesis, today announced the refinancing of all remaining debt incurred in April 2010 in connection with the purchase of the Angel® assets from Sorin USA. Specifically, the remaining $3.4 million balance on the note was repaid early and in full with a $2.1 million payment on Friday.  In return, Sorin will release both the security interest in the Angel assets and the limited guarantees supporting the note.

The $2.1 million payment is being funded by a new $2.1 million, four-year, interest-only loan due April 2015.  The note will bear interest at 12%, payable quarterly beginning September 30, 2011, and is secured by the same Angel acquisition assets. Certain insiders and existing shareholders who funded and/or guaranteed repayment of the new loan will receive an aggregate of up to 2.5 million warrants to purchase shares of common stock at a price of $0.50 per share under certain circumstances.  In addition, the Company raised $325,000 in a private placement sold to accredited investors at a price of $0.33 per share.  No warrants were issued in connection with this private placement and no placement agent or investment banking fees were paid in conjunction with the transactions.  For more detailed information, please refer to the Company’s Form 8-K, to be filed with the Securities and Exchange Commission.

“The refinancing of our acquisition-related debt lowers our debt service to 10% of the originally scheduled principal payments that would have been due between now and next April.  This significantly reduces our external capital needs over the next 12 to 24 month planning period, and allows us to focus on and invest in growing our business,” noted Martin P. Rosendale, Chief Executive Officer of Cytomedix.  “The four-year maturity on the interest-only obligation will allow us to more aggressively implement our plans for the commercial expansion and sales growth of our regenerative biologic therapies in wound management and surgical applications.”

About Cytomedix, Inc.
Cytomedix develops, sells and licenses regenerative biological therapies primarily for wound care, inflammation and angiogenesis.  The Company markets the AutoloGel™ System, a device for the production of autologous platelet rich plasma (“PRP”) gel for use on a variety of exuding wounds; the Angel® Whole Blood Separation System, a blood processing device and disposable products used for the separation of whole blood into red cells, platelet poor plasma (“PPP”) and PRP in surgical settings; and the activAT® Autologous Thrombin Processing Kit, which produces autologous thrombin serum from PPP.  The activAT® kit is sold exclusively in Europe and Canada, where it provides a completely autologous, safe alternative to bovine-derived products.  The Company is pursuing a multi-faceted strategy to penetrate the chronic wound market with its products, as well as opportunities for the application of AutoloGel™ and PRP technology into other markets such as hair transplantation and orthopedics while actively seeking complementary products for the wound care market. Cytomedix also seeks to monetize other product candidates in its pipeline through strategic partnerships, out-licensing or sale.  Most notably is its anti-inflammatory peptide (designated CT-112), which has shown promise in preclinical testing.  Additional information regarding Cytomedix is available at www.cytomedix.com.

Safe Harbor Statement
Statements contained in this communication not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix’s actual results may differ materially due to a number of factors, many of which are beyond Cytomedix’s ability to predict or control, including among others, viability and effectiveness of the Company’s sales approach and overall marketing strategies, the outcome of development or regulatory review of CT-112, commercial success or acceptance by the medical community, competitive responses, the Company's ability to raise additional capital and to continue as a going concern, and Cytomedix's ability to execute on its strategy to market the AutoloGel™ System as contemplated, the Company’s ability to successfully integrate the Angel® and activAT® product lines into its existing business, to assume and satisfy certain liabilities related to the Angel® and activAT® product lines, or its ability to service the deferred payments related to the acquisition of the Angel® and activAT® product lines. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Contacts:
Cytomedix, Inc.	Lippert/Heilshorn & Associates
David Jorden, Executive Board Member	Anne Marie Fields
Martin Rosendale, CEO	(afields@lhai.com)
Andrew Maslan, CFO	(212) 838-3777
(240) 499-2680	Bruce Voss
(bvoss@lhai.com)
(310) 691-7100

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